Sandy Spring Bancorp, Inc. Announces Retirement of Kenneth C. Cook, Commercial Banking President
Cook to Join Board of Directors

OLNEY, Md., Oct. 28, 2022 (GLOBE NEWSWIRE) –Sandy Spring Bancorp, Inc. (Nasdaq – SASR), the parent company of Sandy Spring Bank, announced today the retirement of the President of Commercial Banking and Executive Vice President, Kenneth C. Cook, effective February 28, 2023. He will serve on Sandy Spring Bancorp’s Board of Directors upon his retirement from the bank.

“Ken has dedicated his 40-year career to helping clients in the Greater Baltimore and Greater Washington regions. He has made immense contributions to the local business community, and he is a champion for his colleagues,” said Daniel J. Schrider, President and CEO of Sandy Spring Bank.

Cook joined Sandy Spring Bank through the acquisition of Revere Bank in April 2020. Previously, he was Co-President and CEO of Revere Bank and a member of the Board of Directors. Cook also served as President and CEO of Mercantile Potomac Bank from 1994 to 2007. As Regional President for PNC Bank, he led a three-year transition during and after the acquisition of Mercantile Bankshares Corporation in 2007.

“Ken has played a significant role in our success over the past three years, added Schrider. “He brought the energy and alignment we needed as we integrated Revere Bank into Sandy Spring Bank in the midst of the pandemic, and he has helped us grow our commercial presence in the market.”

The company will immediately begin a search for a new Commercial Banking leader.

“Ken is a respected local leader with a deep understanding of our company and the banking industry. His enthusiasm and expertise will be a welcome addition to our board,” said Chairman Robert L. Orndorff.“

About Sandy Spring Bancorp, Inc.
Sandy Spring Bancorp, Inc., headquartered in Olney, Maryland, is the holding company for Sandy Spring Bank, a premier community bank in the Greater Washington, D.C. region. With over 50 locations, the bank offers a broad range of commercial and retail banking, mortgage, private banking, and trust services throughout Maryland, Virginia, and Washington, D.C. Through its subsidiaries, Rembert Pendleton Jackson, and West Financial Services, Inc., Sandy Spring Bank also offers a comprehensive menu of wealth management services.

For more information, contact Jen Schell at jschell@sandyspringbank.com or 301.570.8331.